CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Hartford Schroders Sustainable Core Bond Fund, a series of The Harford Mutual Funds II, Inc. (the “Sucessor Fund”), formerly Schroder Core Bond Fund, a series of Schroder Series Trust (the “Predecessor Fund”), and to the use of our report dated December 28, 2021 on the financial statements and financial highlights of the Predecessor Fund. Such financial statements and financial highlights appear in the October 31, 2021 Annual Report to Shareholders of the Predecessor Fund which is incorporated by reference into the Successor Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 25, 2022